EXHIBIT 99.1

Vornado Announces Certain Items to be Included in its Fourth Quarter 2018 Financial Results

January 23, 2019 04:30 PM Eastern Standard Time

NEW YORK…..Vornado Realty Trust (NYSE: VNO) today announced that its financial results for the quarter ended December 31, 2018 will include the items listed below, resulting in additional net income of $0.26 per diluted share for the quarter. These items will be included in Vornado’s fourth quarter 2018 “net income attributable to common shareholders” and will be excluded from “net income attributable to common shareholders, as adjusted.” These items will increase "FFO attributable to common shareholders plus assumed conversions" in the fourth quarter 2018 by $0.20 per diluted share and will be excluded from “FFO attributable to common shareholders plus assumed conversions, as adjusted.”

•	$67.3 million of after-tax net income and FFO resulting from the sale of condominium units at 220 Central Park South

•
$27.3 million of after-tax net income (not included in FFO) resulting from a non-cash purchase price fair value adjustment relating to Vornado's acquisition of a 44.9% additional ownership interest of the joint venture that is developing the Farley Post Office Building, bringing its total ownership interest to 95.0%

•	$24.4 million of loss and negative FFO resulting from the non-cash mark-to-market fair value adjustments from Vornado's real estate fund (which is in wind-down)

•	a $12.0 million (not included in FFO) non-cash real estate impairment loss

•	$5.5 million of net loss ($1.7 million of negative FFO) from other items

In accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) December 2018 restated definition of FFO, Vornado has elected to exclude the mark-to-market adjustments of marketable equity securities from the calculation of FFO. Vornado's FFO for the nine months ended September 30, 2018 has been adjusted to exclude the $26.6 million or $0.13 per share decrease in fair value of marketable equity securities previously reported. “Net income attributable to common shareholders" for the fourth quarter and year ended December 31, 2018 will include $3.7 million and $30.3 million, respectively, of decrease in fair value of marketable equity securities (not included in “net income attributable to common shareholders, as adjusted").

Further, in the fourth quarter of 2018, the tax-assessed value of theMART increased and as a result, 2018 real estate tax expense will be approximately $12 million, or $0.06 per share, higher than previously estimated. Accordingly, "net income attributable to common shareholders," "net income attributable to common shareholders, as adjusted," "FFO attributable to common shareholders plus assumed conversions" and "FFO attributable to common shareholders plus assumed conversions, as adjusted" for the quarter ended December 31, 2018 includes the additional real estate tax expense. In summary, the increase in real estate taxes accrued and expensed in 2018, will be paid in 2019 and approximately 80% reimbursed by tenants in 2019.

The above amounts are preliminary estimates. There can be no assurance that Vornado’s final results will not differ from these preliminary estimates as a result of quarter-end closing procedures, review procedures, or review adjustments, and any such changes could be material.

CONTACT:
JOSEPH MACNOW
(212) 894-7000
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FFO is computed in accordance with the definition adopted by the Board of Governors of NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciable real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets and other specified items, including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO and FFO per diluted share are non-GAAP financial measures used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO may not be comparable to similarly titled measures employed by other companies. In addition to FFO, we also disclose FFO, as adjusted. Although this non-GAAP measure clearly differs from NAREIT’s definition of FFO, we believe it provides a meaningful presentation of operating performance.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2017.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.